EXHIBIT 3(a)(i)

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                            COLONIAL COMMERCIAL CORP.
                            -------------------------
                Under Section 805 of the Business Corporation law
                                    ********
         WE, THE UNDERSIGNED, being the President and an Assistant Secretary of Colonial Commercial hereby certify:
         1. The name of the corporation is Colonial Commercial Corp.
         2. The certificate of incorporation of said corporation was filed by the Department of State on the 28th day of October, 1964.
         3. a. The certificate of incorporation is amended to increase the number of shares authorized to be issued by the corporation to 22,468,860 shares.
            b. To effect the foregoing, Article FOURTH (a) relating to the authorized shares of the corporation is amended to read as follows:
                           FOURTH: (a) The aggregate number of shares which the
Corporation shall have the authority to issue is twenty two million four hundred sixty eight thousand, eight hundred sixty divided into the following classes:

             Number
             of                                              Par Value
             Shares             Class                        Per Share
             ------             -----                        ---------
           20,000,000      Common Stock                      $.05
            2,468,860      Convertible Preferred Stock       $.05

         4. The amendment was authorized by the vote of a majority of all the outstanding shares entitled to vote at a meeting of the shareholders held on January 13, 1998.

         IN WITNESS WHEREOF, said Colonial Commercial Corp., has caused this certificate to be signed by its President, and its Secretary, this 13th day of January, 1998.
                         Colonial Commercial Corp.

                         BY: __________________________
                                            , President
                         ATTEST: _____________________
                                            , Secretary